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                                                                     EXHIBIT 5.1


                                        633 West Fifth Street, Suite 4000
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                                        www.lw.com

(LATHAM AND WATKINS LLP LOGO)           FIRM / AFFILIATE OFFICES
                                        Boston        New Jersey
                                        Brussels      New York
                                        Chicago       Northern Virginia
                                        Frankfurt     Orange County
                                        Hamburg       Paris
                                        Hong Kong     San Diego
February 11, 2005                       London        San Francisco
                                        Los Angeles   Silicon Valley
Loudeye Corp.                           Milan         Singapore
1130 Rainier Avenue South               Moscow        Tokyo
Seattle, Washington 98144                             Washington, D.C.


      Re:   Registration Statement on Form S-1 for Loudeye Corp.
            28,140,224 shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

      We have acted as special counsel to Loudeye Corp., a Delaware corporation (the "COMPANY"), in connection with the registration of up to 28,140,224 shares of common stock, $0.001 par value per share (the "SHARES"), pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (the "ACT"), filed with the Securities and Exchange Commission (the "COMMISSION") on February 11, 2005 ( the "REGISTRATION STATEMENT"). The Shares consist of 23,100,222 shares of common stock of the Company issued and outstanding as of the date hereof (the "ISSUED SHARES"), and 5,040,002 shares of common stock of the Company (the "WARRANT SHARES") issuable upon exercise of certain warrants (the "WARRANTS"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, other than as to the validity of the Shares.

      As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters; we have not independently verified such factual matters.

      We are opining herein only as to the validity of the Shares under the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

      Subject to the foregoing, it is our opinion that as of the date hereof:

      1. The Issued Shares have been duly authorized by all necessary corporate action of the Company, have been validly issued, are fully paid and are nonassessable.

      2. The Warrant Shares have been duly authorized by all necessary corporate action of the Company, and assuming that the full consideration for each share issuable upon exercise of each of the Warrants is received by the Company in accordance with the terms of such Warrant, the Warrant Shares issuable upon exercise of the Warrants, when issued, will be validly issued, fully paid and nonassessable.
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FEBRUARY 11, 2005
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(LATHAM AND WATKINS LLP LOGO)


      We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,


                                        /s/ Latham & Watkins LLP